
------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                     ---------------------------
|F O R M 3 |                                       Washington, D.C.  20549                            |        OMB APPROVAL       |
------------                                                                                           ---------------------------
                                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           |OMB Number        3235-0104|
                                                                                                      |Expires: October 31, 2001  |
                          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     | Estimated average burden  |
                            Section 17(a) of the Public Utility Holding Company Act of 1935 or        | hours per response....0.5 |
                                   Section 30(f) of the Investment Company Act of 1940                 ---------------------------

---------------------------------------------------------------|-------------------------------------------------------------------
|1. Name & Address of Reporting Person* |2.Date of Event       |4. Issue Name and Ticker of Trading Symbol                        |
|                                       |  Requiring Statement |                                                                  |
|  Radakovich        Steve        G.    |  (Month/Day/Year)    |     inTEST Corporation (INTT)                                    |
|                                       |                      |-----------------------------------|------------------------------|
|---------------------------------------|                      |5. Relationship of Reporting       |6. If Amendment, Date of      |
|    (Last)         (First)      (MI)   |  January 29, 2001    |   Person(s) to Issuer(check all   |   Original (Month/Day/Year)  |
|                                       |                      |   applicable)                     |                              |
|    c/o inTEST Corporation             |                      |     Director           10% Owner  |------------------------------|
|    7 Esterbrook Lane                  |                      | ---                ---            |7.Individual or Joint/Group   |
|---------------------------------------|----------------------|  X  Officer (give      Other      |  Filing (Check Applicable    |
|              (Street)                 |3.IRS Identification  | ---   title below) --- (specify   |  Line)                       |
|                                       |  Number of Reporting |                           below)  |                              |
|                                       |  Person,if an entity |                                   | X Form filed by One          |
|                                       |  (voluntary)         |    Vice President, Operations     |---  Reporting Person         |
|                                       |                      |                                   |   Form filed by More than One|
|                                       |                      |                                   |---  Reporting Person         |
|    Cherry Hill     NJ         08003   |                      |                                   |                              |
|---------------------------------------|----------------------|------------------------------------------------------------------|
|   (City)        (State)        (Zip)                                                                                            |
|                                            Table I - Non-Derivative Securities Beneficially Owned                               |
|------------------------------------------|--------------------------|----------------------|------------------------------------|
|1.Title of Security                       | 2. Amount of Securities  | 3. Ownership Form:   |4. Nature of Indirect Beneficial    |
|  (Inst. 4)                               |    Beneficially Owned    |    Direct (D) of     |   Ownership (Instr. 5)             |
|                                          |    (Inst. 4)             |    Indirect (I)      |                                    |
|                                          |                          |    (Instr. 5)        |                                    |
|------------------------------------------|--------------------------|----------------------|------------------------------------|
|                                          |                          |                      |                                    |
|  Common Stock                            |      700                 |     D                |                                    |
|------------------------------------------|--------------------------|----------------------|------------------------------------|
|                                          |                          |                      |                                    |
|------------------------------------------|--------------------------|----------------------|------------------------------------|
|                                          |                          |                      |                                    |
|------------------------------------------|--------------------------|----------------------|------------------------------------|
|                                          |                          |                      |                                    |
|------------------------------------------|--------------------------|----------------------|------------------------------------|
|                                          |                          |                      |                                    |
|------------------------------------------|--------------------------|----------------------|------------------------------------|
|                                          |                          |                      |                                    |
|------------------------------------------|--------------------------|----------------------|------------------------------------|
|                                          |                          |                      |                                    |
|------------------------------------------|--------------------------|----------------------|------------------------------------|
|                                          |                          |                      |                                    |
|------------------------------------------|--------------------------|----------------------|------------------------------------|

PAGE 1 OF 2


* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                       Table II - Derivative Securities Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
---------------------------------------------------------------------------------------|--------------|------------|---------------
|1.Title of derivative Security  |2.Date Exercisable  |3.Title and Amount of Securities| 4.Conversion |5.Ownership | 6.Nature of  |
|  (Inst. 4)                     |  and Expiration    |  Underlying Derivative Security|   or Exercise| Form of    |  Indirect    |
|                                |  Date (M/D/Y)      |  (Inst. 4)                     |   Price of   | Derivative |  Beneficial  |
|                                |--------------------|--------------------|-----------|   Derivative | Security:  |  Ownership   |
|                                |  Date    | Expira- |                    | Amount or |   Security   | Direct(D)or|  (Inst. 5)   |
|                                | Exercis- |  tion   |     Title          | Number of |              | Indirect(I)|              |
|                                |  able    |  Date   |                    |   Shares  |              | (Inst. 5)  |              |
|--------------------------------|----------|---------|--------------------|-----------|--------------|------------|--------------|
|                                |          |         |                    |           |              |            |              |
|                                |          |         |                    |           |              |            |              |
|--------------------------------|----------|---------|--------------------|-----------|--------------|------------|--------------|
|                                |          |         |                    |           |              |            |              |
|--------------------------------|----------|---------|--------------------|-----------|--------------|------------|--------------|
|                                |          |         |                    |           |              |            |              |
|--------------------------------|----------|---------|--------------------|-----------|--------------|------------|--------------|
|                                |          |         |                    |           |              |            |              |
|--------------------------------|----------|---------|--------------------|-----------|--------------|------------|--------------|
|                                |          |         |                    |           |              |            |              |
|--------------------------------|----------|---------|--------------------|-----------|--------------|------------|--------------|
|                                |          |         |                    |           |              |            |              |
|--------------------------------|----------|---------|--------------------|-----------|--------------|------------|--------------|


Explanation of Responses:




    /s/Steve G. Radakovich                          2/6/2001
------------------------------------------       --------------
**Signature of Reporting Person                       Date

**  Intentional misstatements or omissions of facts constitute
    Federal Criminal Violations.  See 18 U.S.C. 1001 and
    15 U.S.C. 78ff(a).


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